Exhibit 5.5

CONSENT OF QUALIFIED PERSON

RE:	Registration Statement on Form F-10 of Golden Star Resources Ltd. (the “Company”)

I refer to the registration statement on Form F-10 of the Company (as may be amended from time to time in the future, the "Registration Statement").

I have been named in the Registration Statement as a "qualified person", as defined in Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects, who has reviewed or supervised the preparation of information contained in the technical report entitled "NI 43-101 Technical Report on Resources and Reserves, Golden Star Resources, Wassa Gold Mine, Ghana", with an effective date of December 31, 2018 and dated June 20, 2019, extracts of which have been relied upon in management’s discussion and analysis for the three and six months ended June 30, 2019, included as Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on July 31, 2019 (the "QP Information").

I hereby consent to the use of my name in the Registration Statement and to the use and the inclusion or incorporation by reference in the Registration Statement of the QP Information.

Dated this 28th day of October.

Yours very truly,

/s/ PHILIPA VARRIS

Name:	Philipa Varris, MSc
Title:	Vice President, Corporate Responsibility
Golden Star Resources Ltd.